EXHIBIT 12
                           SONAT INC. AND SUBSIDIARIES

                        Computation of Ratios of Earnings
                   from Continuing Operations to Fixed Charges
                              Total Enterprise (a)

                                                    Six Months
                                                  Ended June 30,                        Years Ended December 31,
                                                -------------------    ----------------------------------------------------

                                                  1997         1996         1996         1995         1994         1993      1992
                                                  ----         ----         ----         ----         ----         ----      ----
Earnings from Continuing Operations:
   Income (loss) before income taxes           $ 154,221   $ 127,571   $ 294,304   $ 282,497   $ 154,871   $ 364,198   $ 133,728
Fixed charges (see computation below)             74,654      78,993     152,830     165,154     127,909     129,160     156,428
   Less allowance for interest capitalized        (2,032)     (2,678)     (5,094)     (6,540)     (6,692)     (4,101)     (8,422)
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
Total Earnings Available for Fixed Charges     $ 226,843   $ 203,886   $ 442,040   $ 441,111   $ 276,088   $ 489,257   $ 281,734
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------

Fixed Charges:
   Interest expense before deducting
      interest capitalized                     $  70,837   $  75,254   $ 145,406   $ 157,653   $ 120,295   $ 122,204   $ 149,165
   Rentals(b)                                      3,817       3,739       7,424       7,501       7,614       6,956       7,263
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                               $  74,654   $  78,993   $ 152,830   $ 165,154   $ 127,909   $ 129,160   $ 156,428
                                               ---------   ---------   ---------   ---------   ---------   ---------   ---------

   Ratio of Earnings to Fixed Charges                3.0         2.6         2.9         2.7         2.2         3.8         1.8
                                               =========   =========   =========   =========   =========   =========   =========

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(a)    Amounts include the Company's portion of the captions as they relate to persons accounted for by the equity method.

(b)    These  amounts  represent 1/3 of  rentals which  approximate the  interest factor  applicable to such  rentals  of the Company and its subsidiaries and continuing unconsolidated affiliates.
